Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS SECOND QUARTER
2016 SALES AND EARNINGS

Fort Wayne, Indiana - July 26, 2016 - Franklin Electric Co., Inc. (NASDAQ: FELE) reported second quarter 2016 GAAP fully diluted earnings per share (EPS) of $0.50, versus a GAAP fully diluted EPS in the second quarter 2015 of $0.33, an increase of 52 percent. In the second quarter of 2016, the Company’s adjusted EPS was $0.51 compared to 2015 second quarter adjusted EPS of $0.35, a 46 percent increase (see table below for a reconciliation of GAAP EPS to the adjusted EPS).

Second quarter 2016 sales were $252.1 million, an increase of 2 percent compared to 2015 second quarter sales of $247.4 million. The Company’s organic sales growth was 5 percent excluding the impact of foreign currency translation.

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“We’re pleased with the overall performance of our Company in the second quarter in which we achieved five percent organic sales growth that was broad based and led by higher groundwater sales in the United States combined with strong Water Systems sales in Latin America and Asia Pacific. Consolidated adjusted operating income increased 33 percent as we realized the continuing benefits of lower raw material costs, pricing and a favorable sales mix. Fueling Systems adjusted operating income was $15.5 million, an increase of 22 percent versus the second quarter 2015 and a record for any second quarter in the segment’s history.”

Key Performance Indicators:

Earnings Before and After Non-GAAP Adjustments	For the Second Quarter
(in millions)	2016	2015	Change

Net Income attributable to FE Co., Inc. Reported	$24.0	$16.2	48%
Allocated Undistributed Earnings	$(0.5)	$(0.2)
Earnings for EPS Calculations	$23.5	$16.0	47%

Non-GAAP adjustments (before tax):
Restructuring	$—	$0.8
Non-GAAP items	$0.3	$0.9

Non-GAAP adjustments, net of tax:
Restructuring	$—	$0.5
Non-GAAP items	$0.2	$0.5

Earnings after Non-GAAP Adjustments	$23.7	$17.0	39%

Earnings Per Share	For the Second Quarter
Before and After Non-GAAP Adjustments	2016	2015	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	46.7	48.1	(3)%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.50	$0.33	52%

Restructuring Per Share, net of tax	$—	$0.01
Non-GAAP items, net of tax	$0.01	$0.01

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.51	$0.35	46%

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Consolidated

Q2 2015	$91.2	$31.3	$48.4	$20.7	$191.6	$55.8	$247.4
Q2 2016	$96.3	$31.7	$43.1	$23.5	$194.6	$57.5	$252.1
Change	$5.1	$0.4	$(5.3)	$2.8	$3.0	$1.7	$4.7
% Change	6%	1%	(11)%	14%	2%	3%	2%

Foreign currency translation	$(0.7)	$(3.9)	$(2.4)	$(0.2)	$(7.2)	$(0.3)	$(7.5)
% Change	(1)%	(12)%	(5)%	(1)%	(4)%	(1)%	(3)%

Volume/Price	$5.8	$4.3	$(2.9)	$3.0	$10.2	$2.0	$12.2
% Change	7%	13%	(6)%	15%	6%	4%	5%

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Second Quarter 2016
	Water	Fueling	Other	Consolidated
Reported Operating Income/(Loss)	$31.5	$15.5	$(14.3)	$32.7
% Operating Income To Net Sales	16.2%	27.0%		13.0%

Non-GAAP Adjustments:
Restructuring	$—	$—	$—	$—
Non-GAAP	$—	$—	$0.3	$0.3
Operating Income/(Loss) after Non-GAAP Adjustments	$31.5	$15.5	$(14.0)	$33.0
% Operating Income to Net Sales After Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	16.2%	27.0%		13.1%

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Second Quarter 2015
	Water	Fueling	Other	Consolidated
Reported Operating Income/(Loss)	$24.3	$12.4	$(13.5)	$23.2
% Operating Income To Net Sales	12.7%	22.2%		9.4%

Non-GAAP Adjustments:
Restructuring	$0.6	$0.2	$—	$0.8
Non-GAAP	$0.5	$0.1	$0.3	$0.9
Operating Income/(Loss) after Non-GAAP Adjustments	$25.4	$12.7	$(13.2)	$24.9
% Operating Income to Net Sales After Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	13.3%	22.8%		10.1%

Water Systems

Water Systems sales were $194.6 million in the second quarter 2016, an increase of $3.0 million or about 2 percent versus the second quarter 2015 sales of $191.6 million. Foreign currency translation reduced Water Systems sales by $7.2 million or about 4 percent in the quarter. Excluding foreign currency translation, Water Systems sales grew about 6 percent compared to the second quarter 2015.

Water Systems sales in the U.S. and Canada were up about 7 percent compared to the prior year second quarter, excluding the impact of foreign currency. In the second quarter 2016, sales of groundwater pumping equipment grew by about 9 percent. The growth in groundwater equipment sales was led by an 8 percent increase in residential systems and a 13 percent increase in agricultural products. Water Systems sales in markets outside the U.S. and Canada experienced overall growth of about 4 percent, after excluding the impact of foreign currency translation. International Water Systems sales growth was led by improved groundwater product sales in the Asia Pacific and Latin America markets, but was offset by a decline in sales in Europe, the Middle East and Gulf regions.

Water Systems operating income was $31.5 million in the second quarter 2016, up $7.2 million or 30 percent versus the second quarter 2015 as reported and up $6.1 million or 24 percent versus the second quarter 2015 after non-GAAP adjustments. The second quarter operating income margin was 16.2 percent, up 290 basis points from 13.3 percent in the second quarter of 2015 after non-GAAP adjustments.

Fueling Systems

Fueling Systems sales were $57.5 million in the second quarter 2016, an increase of $1.7 million or about 3 percent versus the second quarter 2015 sales of $55.8 million. Fueling Systems sales decreased by $0.3 million or about 1 percent in the quarter due to foreign currency translation. Fueling Systems sales were up about 4 percent, after excluding foreign currency translation.

Fueling Systems sales in the U.S. and Canada grew by about 6 percent during the quarter with most of the sales growth coming from fuel management systems. Internationally, Fueling Systems revenues were down overall with Asia Pacific sales growth being more than offset by lower sales in Europe and Latin America.

Fueling Systems operating income was $15.5 million in the second quarter of 2016, up $3.1 million or about 25 percent compared to $12.4 million in the second quarter of 2015 as reported, and up $2.8 million or 22 percent compared to $12.7 million after non-GAAP adjustments in the second quarter of 2015. The second quarter operating income margin was 27.0 percent, an increase of 420 basis points from the 22.8 percent of net sales in the second quarter of 2015 after non-GAAP adjustments. Fueling Systems operating income in the second quarter of 2016 was a record for any second quarter in the history of the segment.

Overall

The Company’s consolidated gross profit was $90.7 million for the second quarter of 2016, an increase of $10.5 million, or about 13 percent, from the second quarter of 2015 gross profit of $80.2 million. The gross profit as a percent of net sales was 36.0 percent in the second quarter of 2016 and increased about 360 basis points versus 32.4 percent during the second quarter 2015. The gross profit margin increase was primarily due to favorable pricing, lower direct material costs, a better sales mix and lower fixed cost.

Selling, general, and administrative (SG&A) expenses were $58.0 million in the second quarter of 2016 compared to $56.3 million in the second quarter of the prior year, an increase of $1.7 million or about 3 percent. The Company’s SG&A expenses increased by $2.5 million in the quarter due to higher variable compensation expenses, which were partially offset by lower fixed cost from the effect of foreign currency translation.

The Company ended the second quarter of 2016 with a cash balance of about $72 million, which was $10 million lower than at the end of 2015. The cash balance decreased primarily due to higher capital expenditures and seasonal working capital requirements in the Northern hemisphere.

Commenting on the outlook, Mr. Sengstack said:
“As we look to the second half of the year we believe the underlying organic demand for our products is steadily improving. We remain cautious about our business in the Middle East and specifically, Turkey, as recent political disruptions create uncertainty. Considering these factors, we re-affirm our annual guidance of $1.60 to $1.70 adjusted earnings per share for full year 2016.”
A conference call to review earnings and other developments in the business will commence at 9:00 am EDT. The second quarter 2016 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://edge.media-server.com/m/p/9vfv3icq

If you intend to ask questions during the call, please dial in using (877) 643-7158 for domestic calls and (914) 495-8565 for international calls. The conference ID is: 47328288.

A replay of the conference call will be available Tuesday, July 26, 2016 at 12:00 noon EDT through midnight EDT on Tuesday, August 2, 2016, by dialing (855) 859-2056 for domestic calls and (404) 537-3406 for international calls. The replay passcode is: 47328288.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.
The Company presents the non-GAAP financial measures of earnings after non-GAAP adjustments, fully diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income to net sales after non-GAAP adjustments (or operating income margin after non-GAAP adjustments) because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 2, 2016, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Second Quarter Ended		Six Months Ended
	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015

Net sales	$252,081	$247,427	$470,511	$473,155
Cost of sales	161,403	167,219	305,597	321,457
Gross profit	90,678	80,208	164,914	151,698
Selling, general, and administrative expenses	57,954	56,278	110,299	111,438
Restructuring expense	45	758	865	1,221
Operating income	32,679	23,172	53,750	39,039
Interest expense	(2,221)	(2,405)	(4,648)	(5,113)
Other income, net	1,373	1,390	1,341	4,409
Foreign exchange income/(expense)	315	(359)	238	57
Income before income taxes	32,146	21,798	50,681	38,392
Income tax expense	7,959	5,360	12,914	1,978
Net income	$24,187	$16,438	$37,767	$36,414
Less: Net income attributable to noncontrolling interests	(205)	(274)	(328)	(455)
Net income attributable to Franklin Electric Co., Inc.	$23,982	$16,164	$37,439	$35,959

Income per share:
Basic	$0.51	$0.33	$0.79	$0.74
Diluted	$0.50	$0.33	$0.78	$0.74

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	July 2, 2016	January 2, 2016
ASSETS

Cash and equivalents	$71,582	$81,561
Receivables	161,972	127,251
Inventories	210,642	194,594
Other current assets	29,531	34,715
Total current assets	473,727	438,121

Property, plant, and equipment, net	195,916	190,039
Goodwill and other assets	371,320	367,951
Total assets	$1,040,963	$996,111

LIABILITIES AND EQUITY

Accounts payable	$56,983	$57,822
Accrued expenses and other current liabilities	61,636	53,903
Current maturities of long-term debt and short-term borrowings	55,673	32,946
Total current liabilities	174,292	144,671

Long-term debt	157,203	187,806
Deferred income taxes	39,289	33,404
Employee benefit plans	42,337	47,398
Other long-term liabilities	18,660	16,511

Redeemable noncontrolling interest	7,617	6,856

Total equity	601,565	559,465
Total liabilities and equity	$1,040,963	$996,111

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
(In thousands)	July 2, 2016	July 4, 2015

Cash flows from operating activities:
Net income	$37,767	$36,414
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	17,633	18,044
Share-based compensation	4,155	3,457
Realized gain on share purchase liability	—	(2,723)
Other	4,404	(6,777)
Changes in assets and liabilities:
Receivables	(31,221)	(16,655)
Inventory	(10,982)	(6,355)
Accounts payable and accrued expenses	3,091	(15,110)
Other	4,464	(3,263)
Net cash flows from operating activities	29,311	7,032

Cash flows from investing activities:
Additions to property, plant, and equipment	(19,490)	(9,758)
Proceeds from sale of property, plant, and equipment	2,166	402
Acquisitions and investments	—	(4,028)
Other investing activities	178	174
Net cash flows from investing activities	(17,146)	(13,210)

Cash flows from financing activities:
Change in debt	(7,851)	47,777
Proceeds from issuance of common stock	610	1,240
Excess tax from share-based payment arrangements	—	811
Purchases of common stock	(4,736)	(6,218)
Dividends paid	(9,821)	(9,783)
Share purchase liability payment	—	(20,200)
Net cash flows from financing activities	(21,798)	13,627
Effect of exchange rate changes on cash	(346)	(3,556)
Net change in cash and equivalents	(9,979)	3,893
Cash and equivalents at beginning of period	81,561	59,141
Cash and equivalents at end of period	$71,582	$63,034